United States securities and exchange commission logo





                    January 18, 2023

       Craig Abrahams
       President and Chief Financial Officer
       Playtika Holding Corp.
       HaChoshlim St 8
       Herzliya Pituach, Israel

                                                        Re: Playtika Holding
Corp.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 2, 2022
                                                            File No. 001-39896

       Dear Craig Abrahams:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology